FILED PURSUANT TO RULE 424(b)(3)

FILE NO. 333-118662

PROSPECTUS SUPPLEMENT DATED DECEMBER 15, 2005

TO PROSPECTUS DATED AUGUST 30, 2004

AMERIGON INCORPORATED

7,067,596 Shares of

Common Stock

This Prospectus Supplement relates to resales of shares of our common stock, or interests therein, issuable from time to time as described in a Prospectus dated August 30, 2004 (the “Prospectus”). This Prospectus Supplement is a supplement to, and should be read in conjunction with, the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 15, 2005.

This Prospectus Supplement describes the dissolution of one of the entities referred to in the Prospectus as a “selling securityholder”. On December 15, 2005, Big Beaver Investments, LLC (“Big Beaver”) made a distribution of all of its assets to its members. Such assets included shares of common stock of the Company covered by the Prospectus. Accordingly, certain members of Big Beaver are replacing Big Beaver as a selling securityholder under the Prospectus with respect to those shares received.

The table of selling securityholders in the “Selling Securityholders” section of the Prospectus is modified to delete the following line item referring to Big Beaver (table headings are shown for convenience):

Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Which May Be Sold in This Offering		Number of Shares Beneficially Owned After the Offering(1)	Percentage of Class Beneficially Owned After the Offering(1)
Big Beaver Investments, LLC	5,139,036	(2)	2,777,281	(3)	5,139,036	27.3	%(2)

and replace it with the following:

Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering(8)		Maximum Number of Shares Which May Be Sold in This Offering		Number of Shares Beneficially Owned After the Offering(1)(8)		Percentage of Class Beneficially Owned After the Offering(1)
W III H Partners, L.P.	3,206,463	(3)	2,738,174	(3)	3,206,463	(3)	17.3%
Oscar B. Marx III, Trustee u/t/d 9/17/90	1,013,262	(9)	1,585		1,013,262	(9)	6.3%

The following footnotes replace the prior versions or are added as new footnotes, whichever is applicable, to the to the table of selling securityholders in the “Selling Securityholders” section of the Prospectus:

(2)	[Deleted]

(3)	Includes 2,686,567 shares of common stock issuable upon conversion of 4,500 shares of Series A Preferred Stock.

(8) With respect to the amounts shown in this column on each Prospectus Supplement to the Prospectus, such amounts reflect the number of shares beneficially owned as of the date of such Prospectus Supplement.

(9) Includes 290,000 shares of common stock issuable upon exercise of options. Oscar B. Marx III is the Chairman of the Board of Directors of the Issuer.

The Company will provide, without charge, to each person to whom a copy of this Prospectus Supplement has been delivered, upon the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus Supplement, as well as the Prospectus to which this Prospectus Supplement relates. In addition, copies of all reports, proxy statements and other communications distributed to the Company’s shareholders generally and the Company’s latest Annual Report to Shareholders or its most recent Form 10-K, are available without charge, upon written or oral request. Written or oral requests for such copies should be directed to Amerigon Incorporated, 500 Town Center Drive, Suite 200, Dearborn, Michigan 48126-2716. The phone number is (313) 336-3000.

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